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Exhibit 3.58

ARTICLES OF INCORPORATION
OF
SHADOW I, INC.

        FIRST:    The name of the corporation is: Shadow I, Inc.

        SECOND:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

        THIRD:    The name and complete address in this State of the corporation's initial agent for service of process is:

      Edward M. Lake, CFO
      SYS Technologies
      5050 Murphy Canyon Road, Suite 200
      San Diego, CA 92123

        FOURTH:    The corporation is authorized to issue a total of one million (1,000,000) shares of Common Stock ("Common Stock").

        FIFTH:    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        SIXTH:    The corporation is authorized to provide indemnification of its agents (as defined in Section 317(a) of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code.

        SEVENTH:    Any repeal or modification of the foregoing provisions of Articles Fifth and Sixth by the shareholders of the corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

        For the purpose of forming the corporation under the laws of the State of California, the undersigned incorporator has executed these Articles of Incorporation.

Dated: December 31, 2004

/s/ Otto E. Sorensen Otto E. Sorensen, Sole Incorporator

AGREEMENT AND PLAN OF MERGER

AMONG

SYS,

SHADOW I, INC.

A WHOLLY-OWNED SUBSIDIARY OF SYS,

ANTIN ENGINEERING, INC.

AND THE STOCKHOLDERS OF

ANTIN ENGINEERING, INC.

JANUARY 3, 2005

i

ii

EXHIBITS

Form of Escrow Agreement	Exhibit A

SCHEDULES

Antin Disclosure Schedule	Attached
Schedule 2.1	Attached

iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 3, 2005 by and among SYS, a California corporation ("Buyer" or "SYS"); Shadow I, Inc., a California corporation and a wholly-owned subsidiary of SYS ("Subcorp"), Antin Engineering, Inc., a California corporation ("Antin"), and Janathin A. Miller, an individual resident in the State of California ("Miller"), Pericles Haleftiras, an individual resident in the State of California ("Haleftiras"), Paul D. White, an individual resident in the State of California ("White"), Victor M. Wilson, an individual resident in the State of Nevada ("Wilson"), Judith L. Smith, an individual resident in the State of California ("Smith"), John D. Dunaway, an individual resident in the State of Virginia ("Dunaway"), James M. Bennett, an individual resident in the State of Virginia ("Bennett"), and Albert J. Ford, an individual resident in the State of Virginia ("Ford"), v constitute all of the shareholders of Antin. Miller, Haleftiras, White, Wilson, Smith, Dunaway, Bennett, and Ford are sometimes referred to individually herein as a "Stockholder," Shareholder," or "Antin Stockholder" and collectively as the "Stockholders," the "Shareholders," or the "Antin Stockholders").

PRELIMINARY STATEMENTS

        WHEREAS, the respective Boards of Directors of SYS, Subcorp and Antin have determined that the merger of Antin with and into Subcorp, in the manner contemplated herein (the "Merger"), is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement;

        WHEREAS, SYS, Subcorp, Antin, and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), Antin shall be merged with and into Subcorp at the Effective Time. As a result of the Merger, the separate corporate existence of Antin shall cease and Subcorp shall continue its existence under the laws of the State of California as a wholly-owned subsidiary of SYS. Subcorp, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Effective Time.    As promptly as possible following the later of the Closing Date and the approval of the listing of shares to be issued by SYS in the Merger by the American Stock Exchange, die parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the "California Secretary of State") this Agreement and an officer's certificate from Antin and Subcorp (collectively, the "California Merger Documents") in such form as is required by, and executed in accordance with, the CGCL. The Merger shall become effective (the "Effective Time") when the California Merger Documents have been filed with the California Secretary of State or at such later time as shall be agreed upon by SYS and Antin and specified in the California Merger Documents. Prior to the filings referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of SYS's counsel, Luce, Forward, Hamilton & Scripps LLP ("Luce Forward"), 600 West Broadway, Suite 2600, San Diego, California 92101, or such other place as the parties may agree on, as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in Article IV have been satisfied or waived, or at such other date as SYS and Antin may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all purposes, the Closing shall be effective as of 8:00 a.m., Pacific Standard Time, on January 3, 2005.

        1.3    Effects of the Merger.    At and after the Effective Time, the separate existence of Antin will cease, and Subcorp as the Surviving Corporation and successor shall succeed to all the rights and property of Subcorp and Antin, and shall be subject to all the debts and liabilities of Subcorp and Antin except as otherwise expressly provided in reference to this Agreement.

        1.4    Articles of Incorporation and Bylaws.    The Articles of Incorporation of Subcorp, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Subcorp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with the CGCL.

ARTICLE II
CONVERSION OF SECURITIES AND ESCROW

        2.1    Merger Consideration:    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SYS, Subcorp or Antin or their respective stockholders, each share of Antin Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall represent the right to receive, that portion of the aggregate amount of up to $2,100,000 (such aggregate amount, the "Merger Consideration"), to which such share is entitled, with $360,000 payable in cash (the "Cash Consideration"), and up to $1,740,000, payable in the form of up to 696,000 shares of restricted SYS Common Stock (valued at $2.50 per share) (the "Stock Consideration"). The Merger Consideration shall be paid and allocated and distributed among the Stockholders as set forth on Schedule 2.1.

        2.2    Subcorp Stock.    Each share of capital stock of Subcorp outstanding at the Effective Time shall remain issued and outstanding following the Effective Time.

        2.3    Fractional Shares; Adjustments.

          2.3.1  No certificates for fractional SYS Common Shares shall be issued as a result of the conversion provided for in Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of SYS Common Shares.

          2.3.2  In lieu of any such fractional SYS Common Shares, the holder of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Antin Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, upon presentation of such fractional interest represented by an appropriate Certificate for Antin Capital Stock to SYS, shall be entitled to receive a cash payment therefore, in an amount equal to the value of such fractional interest, with an SYS Common Share being valued for this purpose as described in Section 2.1. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Antin Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the Stockholders the same economic effect as contemplated by this Agreement. The fractional share interests of each Stockholder will be aggregated, and no Stockholder will receive cash in an amount greater than the value of one full SYS Common Share for such fractional share interest.

        2.4    Exchange of Certificates.

          2.4.1    Exchange at Closing and at the Effective Time and Possible Subsequent Delivery of SYS Shares.    At the Closing, each Antin Stockholder shall deliver (i) the Certificate or Certificates representing such Antin Stockholder's shares of Antin Capital Stock (or affidavits of lost certificates in lieu :hereof), duly endorsed in blank or accompanied by stock powers duly executed in blank and (ii) fully executed stock powers (medallion guaranteed) with respect to that Stockholder's shares of SYS Common Stock which are to be deposited with the Escrow Agent, and in exchange for such delivery shall receive as soon as possible after the Effective Time (i) the Cash Consideration to which such Antin Stockholder is entitled as set forth on Schedule 2.1, and (ii) the Stock Consideration to which such Antin Stockholder is entitled as set forth on Schedule 2.1, payable by delivery of a single stock certificate naming the Escrow Agent as the holder thereof. Subsequent to the Effective Time, SYS shall deliver to the Stockholders and to Escrow such additional Stock Consideration to which the Stockholders may be entitled pursuant to Schedule 2.1.

          2.4.2    Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to SYS Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, no cash payment as part of the Merger Consideration and no cash payment of interest or in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate (or affidavit) as provided in this Section 2.4. Subject to the effect of all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority collectively, "Applicable Laws"), following surrender of any such Certificate, there shall be paid to the holder of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole SYS Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole SYS Common Shares, less the amount of any withholding taxes which may be required thereon.

          2.4.3    No Further Ownership Rights in Antin Capital Stock.    All Merger Consideration issued and/or paid upon surrender of Certificates (or affidavit) in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Antin Capital Stock represented thereby, and, as of the Closing, the stock transfer books of Antin shall be closed and there shall be no further registration of transfers on the stock transfer books of Antin of shares of Antin Capital Stock outstanding immediately prior to the Closing. If, after the Closing, Certificates are presented to Antin or the Surviving Corporation for any reason, they shall be cancelled.

          2.4.4    No Liability.    Neither SYS nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration (on dividends, distributions, or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time or immediately prior to such earlier date on which any Merger Consideration (or any dividends, distributions, or interest with respect thereto) would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration (or dividends, distributions, or interest with respect thereto) shall, to the extent permitted by Applicable Law, become the property of SYS, free and clear of all claims or interest of any person previously entitled thereto. For purposes of this Agreement, "Governmental Authority" means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission, (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature, (E) multi-national organization, (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing.

          2.4.5    Withholding Rights.    Each of the Surviving Corporation and SYS shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Antin Capital Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment or any other payment by Antin, the Surviving Corporation or SYS, under the United States Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or SYS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Antin Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or SYS, as the case may be. Any Tax withheld by SYS or the Surviving Corporation shall be paid by SYS or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority when due in accordance with Applicable Law; and SYS or the Surviving Corporation, as the case may be, shall within 30 days of the payment of such Tax deliver to the holder of the shares of Antin Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority. The parties hereto anticipate that no Stock Consideration and substantially all of the Cash Consideration will be withheld and paid to Governmental Authorities pursuant to this Section 2.4.5. Any Cash Consideration which is not so withheld shall be distributed at Closing in accordance with Schedule 2.1.

          2.4.6    Restrictive Legend.    Each certificate evidencing SYS Common Shares issued pursuant to this Agreement shall bear the following legend in conspicuous type:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

        2.5    Escrow Accounts.

          2.5.1    Escrow Agreement.    On or prior to the Closing Date, SYS and the Stockholders shall establish an escrow at Union Bank of California, N.A. (the "Escrow Account"), by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit A hereto (the "Escrow Agreement").

          2.5.2    Deposit of Escrow Consideration.    As soon as possible after the Effective Time, SYS shall deliver to the Escrow Agent, for immediate deposit into the Escrow Account, 220,000 shares of restricted SYS Common Stock, to be allocated among the Stockholders in accordance with Schedule 2.1, by delivery of one certificate issued in the name of the Escrow Agent as Escrow Agent, accompanied if requested by the Escrow Agent by stock powers duly endorsed in blank by the Antin Stockholders. Any such endorsement shall be medallion guaranteed. Such shares shall constitute part of the "Escrow Consideration," which may also be referred to herein as the

  "Escrow Stock Consideration." Any remaining part of the Escrow Consideration, which may consist of up to 128,000 shares of restricted SYS Common Stock, shall be determined in accordance with Schedule 2.1 and shall be delivered by SYS to the Escrow Agent upon the later of the approval of the listing of shares to be issued by SYS in the Merger by the American Stock Exchange on delivery of the Closing Date Balance Sheet to the Stockholders by SYS and shall be allocated to Miller in accordance with Schedule 2.1.

          2.5.3    Disbursement of Merger Consideration.    All of the Escrow Consideration deposited in the Escrow Account shall be available, in accordance with this Agreement and the Escrow Agreement, to secure, and to provide recourse for, the rights of SYS as described in Schedule 2.1 and to provide recourse to SYS for any breach of the representations and warranties of the Antin Stockholders under Article IV hereof and pursuant to Article VIII hereof, and shall be paid to the Antin Stockholders only in accordance with and subject to the terms and conditions set forth herein and in the Escrow Agreement.

        2.6    Internal Revenue Code Election.    At its option, following the Closing Date SYS may make an election under Section 338 of the Internal Revenue Code of 1986, as amended, with regard to the Merger, provided that such election has no adverse effect upon any of the Antin stockholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYS

        In order to induce Antin and the Stockholders to enter into this Agreement, SYS hereby represents and warrants to Antin and the Stockholders that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof unless another date is expressly stated below.

        3.1    Organization and Standing.    SYS and each subsidiary of SYS is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of SYS and each subsidiary of SYS is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it ovens, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on SYS and its subsidiaries taken as a whole. SYS is not in default in the performance, observance or fulfillment of any provision of the SYS Articles of Incorporation, as amended (the "SYS Articles"), or the SYS Amended and Restated Bylaws, as amended, as in effect on the date hereof (the "SYS Bylaws"). SYS has heretofore furnished to the Stockholders complete and correct copies of the SYS Articles and the SYS Bylaws.

        3.2    Corporate Power and Authority.    Each of SYS and Subcorp has all requisite corporate power and authority to enter Lao and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SYS and Subcorp have been duly authorized by all necessary corporate action on the part of SYS and Subcorp. This Agreement has been duly executed and delivered by SYS and Subcorp and constitutes the legal, valid and binding obligation of SYS and Subcorp enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        3.3    Conflicts; Consents and Approvals.    Neither the execution and delivery of this Agreement by SYS and Subcorp nor the consummation of the transactions contemplated hereby or thereby will:

          3.3.1  conflict with, or result in a breach of any provision of, the SYS Articles or the SYS Bylaws or the governing documents of any subsidiary of SYS;

          3.3.2  materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of SYS or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which SYS or any of its subsidiaries is a party (for purposes of this Agreement, "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

          3.3.3  materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority or (ii) Applicable Laws relating to SYS or any of its subsidiaries or their respective properties or assets; or

          3.3.4  require any action or consent or approval of, or review by, or registration or filing by SYS or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

        3.4    Actions.    There is no Action against SYS or Subcorp which questions the validity of this Agreement or any action taken or to be taken pursuant hereto. For purposes of this Agreement, "Action" means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether nubile or private, commenced, brought, conducted or heard by or before, pending or threatened, or otherwise. Since July 1, 2000, neither SYS nor any of its subsidiaries has been subject to any order, writ. injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

        3.5    Financial Ability.    SYS will have a sufficient number of SYS Common Shares and sufficient cash funds to pay the Merger Consideration.

        3.6    Capitalization of SYS.

          3.6.1  The authorized capital stock of SYS consists of 48,000,000 common shares (the "SYS Common Stock"), 250,000 preferred shares (the "SYS Preferred Stock"), and 2,000,000 preference shares (the "SYS Preference Stock"). At the date of this Agreement, (i) 8,161,566 shares of SYS Common Stock are issued and outstanding, (ii) 2,038,840 shares of SYS Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by SYS, not including SYS's Stock Option and Stock Purchase Plans, (iii) 3,708,219 shares of SYS Common Stock are reserved for issuance under SYS's Stock Option and Stock Purchase Plans, (iv) no shares of SYS Preferred Stock are issued and outstanding, and (v) no shares of SYS Preference Stock are issued and outstanding. The SYS Common Stock, the SYS Preferred Stock, and the SYS Preference Stock are referred to herein collectively as the "SYS Capital Stock." Each outstanding share of SYS Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of SYS Capital Stock described in this

  Section 3.6.1 have been in compliance in all material respects with applicable federal ,:rid state securities laws.

        3.7    Brokerage and Finders' Fees.    Neither SYS nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of SYS or any of its affiliates, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

        3.8    Board Recommendation; Required Vote.    The board of directors of each of Subcorp and SYS, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of Subcorp, SYS, and the SYS Stockholders. No vote of any holder of SYS Capital Stock is required under the SYS Articles, SYS Bylaws or Applicable Law with respect to this Agreement or the transactions contemplated hereby.

        3.9    SYS SEC Documents.    SYS has filed with the U.S. Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2003 under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such documents, as supplemented and amended since the time of filing, collectively, the "SYS SEC Documents"). No subsidiary of SYS is required to file any form, report, registration statement, prospectus or other document with the Commission. To the Knowledge of SYS, the SYS SEC Documents, including, without limitation, any financial statements or schedules included in the SYS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of SYS (including the related notes) included in the SYS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of SYS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since July 1, 2003, SYS has maintained its books of account in accordance in all material respect with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of SYS included in the SYS SEC Documents.

        3.10    Books and Records.    Since July 1, 2003, SYS and its subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law, sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of SYS and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of director;,, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of SYS and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the SYS financial statements set forth in the SYS SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same.

        3.11    No Undisclosed Liabilities.    Except (a) as and to the extent disclosed or reserved against on the audited balance sheet of SYS as of June 30, 2004 or the unaudited balance sheet of SYS as of September 24, 2004, or (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, SYS and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

        3.12    No Material Adverse Change.    Since September 30, 2004, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of SYS or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        In order to induce SYS to enter into this Agreement, (i) Miller hereby represents and warrants to SYS that the statements contained in this Article IV are true, correct and complete, and (ii) with regard to Sections 4.4, 4.6, 4.8, 4.9, 4.10, 4.12, 4.14, 4.15, 4.16, 4.17, 4.21, 4.22, 4.24, 4.26, 4.27, 4.28, 4.29, and 4.30 the Stockholders jointly and severally represent and warrant to SYS that the statements contained therein are true, correct, and complete, in each case except as otherwise expressly set forth in this Article IV or in the disclosure schedule previously delivered by the Stockholders to SYS and incorporated herein by reference (the "Antin Disclosure Schedule"), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the Antin Disclosure Schedule.

        4.1    Organization and Standing.    Antin is a corporation duly organized and validly existing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Antin is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on Antin or its business or properties taken as a whole. Antin is not in default in the performance, observance or fulfillment of any provision of its Articles of incorporation (the "Antin Articles") or its Bylaws (the "Antin Bylaws"), as in effect on the date hereof. Antin has previously furnished to SYS complete and correct copies of the Antin Articles and the Antin Bylaws, each as in effect on the date hereof. Listed in Section 4.1 in the Antin Disclosure Schedule is each jurisdiction in which Antin is qualified or licensed to do business and whether Antin is in good standing in each applicable jurisdiction as of the date of the Agreement.

        4.2    Subsidiaries.    Antin does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Antin is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

        4.3    Power and Authority.    This Agreement has been duly executed and delivered by Antin and the Stockholders and constitutes the legal, valid and binding obligation of Antin and the Stockholders, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.4    Capitalization of Antin.    The authorized capital stock of Antin consists of 2,000,000 common shares (the "Antin Common Stock"). At the date of this Agreement, (i) 15,384.61 shares of Antin Common Stock are issued and outstanding, and (ii) no shares of Antin Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities. The Antin Common Stock is also referred to herein the "Antin Capital Stock." Each outstanding share of Antin Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights.

          4.4.1  As of the date hereof, other than as set forth in clause 4.4(ii) above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Antin of any securities of Antin, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Antin Capital Stock, and Antin has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Antin or any predecessor. Set forth in Section 4.4.1 of the Antin Disclosure Schedule is an accurate and complete list of the names of all holders of Antin Capital Stock, and the number and class of shares held by each such Antin stockholder. Set forth in Section 4.4.1 of the Antin Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase Antin Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

          4.4.2  Antin has not agreed to register any securities of Antin under the Securities Act or under any applicable securities law or granted registration rights to any person or entity.

        4.5    Conflicts; Consents and Approvals.    Neither the execution and delivery of this Agreement by Antin and the Stockholders, nor the consummation of the transactions contemplated hereby will:

          4.5.1  conflict with, or result in a breach of any provision of, the Antin Articles or the Antin Bylaws,

          4.5.2  violate or conflict with, or result in a bleach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of Antin under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which any Stockholder or Antin is a party, including without limitation, any Contract;

          4.5.3  violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) Applicable Laws relating to any Stockholder or to Antin or any of its properties or assets; or

          4.5.4  require any action or consent or approval of, or review by, or registration or filing by any Stockholder or Antin or any of its affiliates with, any third party or any Governmental Authority.

        4.6    Brokerage and Finders' Fees.    Neither Antin nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Antin or any Stockholder, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

        4.7    Books and Records; Financial Statements.

          4.7.1  From its date of incorporation, the minute books, stock books and stock ledgers of Antin (the "Books of Account") have been maintained, in all respects, in accordance with Applicable Law. The signatures of Antin personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies of such Books of Account have been provided to SYS.

          4.7.2  Attached to Section 4.7.2 of the Antin Disclosure Schedule, as previously delivered to SYS, are complete and correct copies of (i) the unaudited balance sheet of Antin as of September 30, 2004, and the related statements of income and sources and uses of cash for the 9-month period then ended and (ii) the unaudited balance sheet of Antin as of December 31, 2003, and the related statements of income and sources and uses of cash for the 12-month period then ended (collectively, the "Antin Financial Statements"). The Antin Financial Statements (including the related notes) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount and to the absence of footnotes) in all material respects the consolidated financial position of Antin and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

        4.8    Compliance with Law.    Except with respect to Applicable Laws discussed elsewhere in this Article IV, Antin is in compliance, in all respects, and at all times since January 1, 2002, has been in compliance, in all respects, with all Applicable Laws relating to Antin or its businesses or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on Antin, or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of Antin. Antin has received no written notice of any pending investigation or review by any Governmental Authority with respect to Antin and no such investigation or review is threatened, nor as any Governmental Authority indicated an intention to conduct the same.

        4.9    Actions.    Section 4.9 in the Antin Disclosure Schedule sets forth each instance in which Antin has received written notice of an Action pending and each instance in which, to the Knowledge of the Stockholders, any Action is threatened against Antin. Since January 1, 2004, Antin has not received written notice of Antin being subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

        4.10    No Material Adverse Change.    Since January 1, 2004, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of Antin or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Antin.

        4.11    Taxes.

          4.11.1  With regard to federal and state taxes:

              (i)  Antin has filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Antin prior to the date hereof;

             (ii)  All such Tax Returns referred to in clause 4.11.1(i) above were true and correct (except for such inaccuracies which are individually, and in the aggregate, not material) and Antin has paid or, prior to the Closing Date, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns due to any federal, state, foreign, local or other Tax authority;

            (iii)  Antin has no liability for Taxes that is in excess of the amount reserved on the Antin Financial Statements;

            (iv)  Antin has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed;

             (v)  Antin has not received written notice of any currently due and payable deficiency for any Tax from any Tax authority;

            (vi)  Antin has not received written notice that it is the subject of any currently ongoing Tax audit;

           (vii)  As of the date of this Agreement, Antin has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made;

          (viii)  Antin has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

            (ix)  There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Antin (other than hens for Taxes not yet due and/or delinquent); and

             (x)  No written claim has ever been received by Antin from a Governmental Authority in a jurisdiction where Antin files Tax Returns that Antin is or may be subject to taxation by that jurisdiction.

          4.11.2  Antin is not obligated by any Contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Antin is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Antin that (i) requires Antin to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Antin, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Antin, from any other person.

          4.11.3  Except as set forth in Section 4.11.3 of the Antin Disclosure Schedule, Antin has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          4.11.4  Antin has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that Antin make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Antin, and Antin has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Antin.

          4.11.5  Antin has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

          4.11.6  The Tax Returns of Antin for the years ended 2002 and 2001, complete and correct copies of which are attached to Section 4.11.6 of the Antin Disclosure Schedule, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction. Antin has not yet filed its tax return for fiscal 2003.

          4.11.7  Except for the group for which Antin is presently a member, if any, Antin has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where Antin was the common parent corporation of such affiliated group.

          4.11.8  Antin has no liability for the Taxes of any person other than any of Antin under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          4.11.9  All elections with respect to the Tax Returns are reflected in the Tax Returns.

          4.11.10  Antin is not or has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

          4.11.11  Antin is nor or has nor been a party to any joint venture., partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

          4.11.12  Antin has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

          4.11.13  As used in this Agreement, "Tax Returns" means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

          4.11.14  As used in this Agreement, "Tax" or "Taxes" means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

        4.12    Intellectual Property.

          4.12.1  Set forth in Section 4.12.1 of the Antin Disclosure Schedule is an accurate and complete list of (i) all foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all copyright applications and registrations and all other material Intellectual Property rights owned by Antin, and (ii) all agreements with respect to which Antin received gross revenue of at least US$5,000 during the 12-month period from January 1, 2004 to December 31, 2004, which concern any of its Intellectual Property.

          4.12.2  With regard to Intellectual Property:

              (i)  To Antin's Knowledge, Antin owns, free and clear of any Encumbrances, or has sufficient rights to, the Intellectual Property to use it as currently used by Antin;

             (ii)  No written claim of invalidity or ownership with respect to the Intellectual Property has been received by Antin from any third party and to Antin's Knowledge no Intellectual Property is the subject of any pending or threatened Action;

            (iii)  To Antin's Knowledge, no person or entity has asserted that, with respect to any Intellectual Property, Antin or any licensee of Antin is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

            (iv)  All fees, annuities, royalties, honoraria and other payments which are due from Antin on or before the date of this Agreement for any of the Intellectual Property have been paid;

             (v)  To Antin's Knowledge, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

            (vi)  To Antin's Knowledge, no unexpired foreign or domestic patents or patent applications exist that are adverse to the interests of Antin;

           (vii)  To Antin's Knowledge, there exists no (A) prior act of Antin or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by Antin or any third party that would void or invalidate any of the Intellectual Property; and

          (viii)  The execution, delivery and performance of this Agreement by the Stockholders, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which Antin is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Antin, to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

          4.12.3  Antin has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all trade secrets and (ii) to the extent required by Applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

          4.12.4  As used in this Agreement, "Intellectual Property" means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to Antin (other than third-party "click wrap or "shrink wrap" software licenses, as to which Antin makes no representations or warranties) on the date hereof.

        4.13    Title to Assets and Properties.    Antin has good, valid, and marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by Antin, located on its premises or shown on the Antin Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since November 30, 2004.

        4.14    Employee Benefit Plans.

          4.14.1  With respect to each Antin Plan, Antin has made available to SYS a substantially correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Antin Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

          4.14.2  The Internal Revenue Service has issued a favorable determination letter with respect to each Antin Plan that is intended to be a Qualified Plan and, to the Knowledge of the Stockholders, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any Antin Plan that is a Qualified Plan or the related trust.

          4.14.3  All contributions required to be made by Antin to any Antin Plan by Applicable Laws or by any Antin Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Antin Plan, for any period through the date hereof, have been made or paid in full.

          4.14.4  Each Antin Plan has been maintained and administered in compliance with its terms and Applicable Law, including ERISA and the Code. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Antin Plan or the imposition of any Encumbrance on the assets of Antin under ERISA or the Code with respect to a Antin Plan.

          4.14.5  Antin has not, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

          4.14.6  To the Knowledge of the Stockholders, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Antin following the Closing. Without limiting the generality of the foregoing, Antin has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          4.14.7  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA), Antin has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of Antin that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

          4.14.8  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Antin (other than the acceleration of vesting of stock options which will, however, terminate upon the Closing). Without limiting the generality of the foregoing, .no amount paid or payable by Antin in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          4.14.9  Antin has not received written notice of any pending, and to the Knowledge of the Stockholders there are no threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Antin Plans, any fiduciaries thereof with respect to their duties to the Antin Plans, or the assets of any of the trusts under any of the Antin Plans that would reasonably be expected to result in any material liability of Antin to the Pension Benefit Guaranty Corporation, the US Department of Treasury, the US Department of Labor or any Multiemployer Plan.

          4.14.10  Section 4.14.10 of the Antin Disclosure Schedule sets forth the names of all directors and officers of Antin, the names of each employee of Antin, and the total current salary, bonus eligibility, and fringe benefits and perquisites that each such director, officer and employee if expected to receive in the fiscal year ending December 31, 2004 based on current compensation arrangements. Section 4.14.10 of the Antin Disclosure Schedule also sets forth the liability of Antin for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other forms of compensation paid to any such director, officer or employee of Antin. No officer, director, or employee of Antin, or any immediate family member of any of the foregoing, provides or causes to be provided to Antin any assets, services or facilities and Antin does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any assets, services or facilities.

          4.14.11  As used in this Agreement, the following terms have the meanings given below:

              (i)  "Benefit Obligation" means Antin's aggregate financial liability to provide all current, projected and contingent benefits to an employee, or such employee's beneficiaries or dependents, as the case may be, under the terms of any of the Antin Plans, regardless of whether an amount less than such aggregate financial liability is reflected on Antin's financial statements under applicable accounting rules.

             (ii)  "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Antin Plans.

            (iii)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (iv)  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or

    (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, Antin has no ERISA Affiliates.

             (v)  "Antin Employee" means a person who is, as of the Closing Date, an active or inactive employee of Antin.

            (vi)  "Antin Plans" means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Antin, and whether covering one person or more than one person, sponsored or maintained by Antin or to which Antin contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term "Antin Plans" includes each "employee pension benefit plan" as defined in Section 3(2) of ERISA, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

           (vii)  "Multiemployer Plan" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, Antin has no Multiemployer Plans.

          (viii)  "Multiple Employer Plan" means a plan that has two or more contributing sponsors at least two of whom are not under "common control" within the meaning of Section 4063 of ERISA. As of the date hereof, Antin has no Multiple Employer Plans.

            (ix)  "Qualified Plan" means a "qualified plan" within the meaning of Section 401(a) of the Code.

        4.15    Contracts.

          4.15.1  Section 4.15.1 of the Antin Disclosure Schedule lists each, and Antin has provided SYS with correct and complete copies or summaries of each, Contract ("Contract" means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than Antin Plans and real property leases) to which Antin is a party as of the date hereof and which falls within any one or more of the following categories:

              (i)  Contracts not entered into in the ordinary course of Antin's business and that involve expenditures or receipts by Antin of US$10,000 per month;

             (ii)  joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

            (iii)  leases for equipment or other personal property assets;

            (iv)  Contracts with respect to which Antin received gross revenue of at least US$10,000 during the 12-month period from January 1, 2004 to December 31, 2004;

             (v)  Contracts containing covenants purporting to limit the freedom of Antin to compete in any line of business or in any geographic area or to hire any individual or group of individuals;

            (vi)  Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

           (vii)  powers of attorney that are currently outstanding;

          (viii)  Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

            (ix)  Contracts which contain minimum purchase conditions in excess of USS10,000 or requirements or other terms that restrict or limit the purchasing relationships of Antin;

             (x)  Contracts relating to any outstanding commitment for capital expenditures in excess of US$25,000;

            (xi)  Contracts with any labor organization, union, employee representative or group of employees;

           (xii)  indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

          (xiii)  Contracts providing for the creation of any Encumbrance upon any of the assets of Antin;

          (xiv)  Contracts involving annual revenues to the business of Antin in excess of 2.5% of Antin's annual revenues during either of its past two fiscal years;

           (xv)  Contracts providing for "earn-outs," "savings guarantees," "performance guarantees," or other contingent payments involving more than US$10,000 per year or US$50,000 over the term of the Contract;

          (xvi)  Contracts with or for the benefit of (A) any corporate affiliate of Antin or (B) any immediate family member of any shareholder, director or °nicer of Antin;

         (xvii)  Contracts involving payments by Antin of more than USS5,000 in any one month during the past 6 months;

        (xviii)  any Contracts that purport to limit the ability of the directors, officers, agents or employees of Antin to engage in or continue any conduct, activity or practice relating to the business of Antin, or assign to Antin any rights to any invention, improvement or discovery;

          (xix)  any cost-sharing, tax-sharing or transfer pricing agreements between Antin and any related or unrelated party;

           (xx)  each amendment, supplement and modification with respect to any of the foregoing; and

          (xxi)  any proposal to enter into any of the foregoing.

          4.15.2  All such Contracts are valid, binding and enforceable obligations of Antin and each other party thereto.

          4.15.3  Neither Antin nor any other party thereto is in violation of or in default in respect of, nor has there occurred an .went or condition which with the passage of time or giving of notice (or both) would constitute default under or permit the termination of, any such Contract. Antin has not received a notice or other communication claiming a breach on its part of any Contract or a right of offset against amounts due it under any Contract or a right of termination of any Contract. Antin is not currently performing services under any Contract which is "at risk." No employee of Antin has attempted to direct any Contract to any third party.

          4.15.4  As of the date hereof, Antin is not engaged in any renegotiation of and, to the Knowledge of the Stockholders, neither Antin nor any third party thereto has any outstanding rights to renegotiate, any material amounts paid or payable under such Contracts.

        4.16    Labor Matters.

          4.16.1  Antin is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority concerning the transactions contemplated by the Agreement.

          4.16.2  Set forth in Section 4.16.2 of the Antin Disclosure Schedule is a list of each agreement to which Antin is a party pursuant to which any individual employed by Antin or otherwise performing services primarily for Antin receives compensation in excess of $20,000 per annum, and Antin has furnished or made available to SYS substantially complete and correct copies of any such agreements in writing. Antin has not breached or otherwise failed to comply with any provisions of any agreement set forth therein and, to the Knowledge of Miller, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the Knowledge of the Stockholders, threatened against Antin. To the Knowledge of the Stockholders, no campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of Antin.

          4.16.3  Antin is in compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes.

          4.16.4  As of the date of this Agreement and except as required by Applicable Law, (i) Antin is not a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalents) or Antin Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) Antin is not a party to any agreement, policy or practice that will require it to pay termination or severance pay to salaried, non-exempt or hourly Antin Employees after the Closing.

          4.16.5  To the Knowledge of the Stockholders, no employee of Antin currently intends to terminate his employment with Antin.

        4.17    Undisclosed Liabilities.    Antin has no liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Antin, other than (a) liabilities disclosed to SYS in the Antin Financial Statements, (b) liabilities contemplated by this Agreement and/or set forth in the Antin Disclosure Schedule, and (c) liabilities incurred or accrued after the date hereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement.

        4.18    Operation of Antin's Business; Relationships.

          4.18.1  Since January 1, 2004, Antin has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3.1.

          4.18.2  Since June 30, 2003, no customer of Antin has indicated to Antin that such customer will stop or decrease purchasing materials, products or services from Antin and no supplier of Antin has indicated to Antin that such supplier will stop or decrease the supply of materials, products or services to Antin.

        4.19    Permits.    Antin is in possession of all licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (collectively, the "Permits") except where the failure to have a Permit would not have a material Adverse Effect on Antin as a whole. Antin has not received notice of any Action pending, and to the Knowledge of Miller no Action is threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on Antin. Antin is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Antin.

        4.20    Real Property.

          4.20.1  Antin does not own any real property.

          4.20.2  Section 4.20.2 in the Antin Disclosure Schedule lists each lease for real property to which Antin is a party (each a "Lease"). Antin does not sublease any real property. Antin has delivered to SYS a substantially correct and complete copy of each Lease. With respect to each Lease:

              (i)  the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to Antin, and, to the Knowledge of Miller, with respect to the other party thereto, the Lease is legal, binding, enforceable, and in full force and effect;

             (ii)  no party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iii)  Antin has not, and to the Knowledge of Miller no other party thereto has, repudiated any provision thereof;

            (iv)  Antin has not received written notice of any disputes with respect thereto, and Antin is not party to any oral agreements or forbearance programs in effect as to the Lease;

             (v)  Antin has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

            (vi)  to the Knowledge of Miller, the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by Antin in connection with the operation thereof and have been operated and maintained by Antin in accordance with Applicable Laws.

        4.21    Environmental Matters.    With regard to environmental matters:

          4.21.1  The properties, operations and activities of Antin are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Antin with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

          4.21.2  Antin has not received notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the Knowledge of the Stockholders no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability;

          4.21.3  There has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by Antin in connection with its currently leased or formerly leased properties or operations that would be reasonably likely to have a Material Adverse Effect on Antin; and

          4.21.4  There has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material in connection with the properties, operations and activities of Antin that would be reasonably likely to have a Material Adverse Effect on Antin.

          4.21.5  For purposes of this Agreement, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          4.21.6  For purposes of this Agreement, the term "Hazardous Materials" means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

        4.22    Accounts Receivable.    The accounts and notes receivable reflected in the Antin Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to valid set-off or counterclaim, and (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof.

        4.23    Insurance.    Section 4.23 of the Antin Disclosure Schedule lists all insurance policies pursuant to which Antin is presently insured and during each of the past three calendar years has been insured (each, an "Insurance Policy" and, collectively, the "Insurance Policies"). Each Insurance Policy is, in all material respects, in full force and effect in accordance with its terms and all premiums reflected on invoices received by Antin to date have been paid in full. No written notice of cancellation with respect to any Insurance Policy has been received by Antin and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Antin is a "named insured" or an "insured" under each Insurance Policy. Antin has not been refused any insurance, nor has the coverage of Antin been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The Insurance Policies are of the type and in the amounts that would reasonably be expected to be maintained in the ordinary course of business for similarly situated companies in the same or a similar industry. Set forth in Section 4.23 in the Antin Disclosure Schedule is (a) with respect to each Policy under which the annual premium amount is fixed, the current amount of such premium, and (b) with respect to each Policy under which the periodic or annual premium amount is variable, the amount of the most recent periodic payment made and the calculation formula with respect to such premium.

        4.24    Product or Service Warranty.    Within the three years prior to the date hereof: (a) each product or service sold or delivered by Antin has been in material conformity with any applicable express and implied warranties, (b) Antin has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product or service sold or delivered by Antin is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale given by Antin, if any, or as required by Applicable Law.

        4.25    Data Protection Matters.

          4.25.1  Antin has not received notice of any existing or pending, and to the Knowledge of Miller there is no threatened, Action against Antin by or before any court or Governmental Authority under any Data Protection Law. Antin has never instituted a policy with respect to, or taken steps to comply with or protect Personal Data as required under, any Data Protection Law.

          4.25.2  As used in this Agreement, the term "Data Protection Laws" means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

          4.25.3  As used in this Agreement, the term "Personal Data" means any and all information that Antin maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of Antin, and any employees of or contractors to any of the foregoing.

        4.26    Foreign Corrupt Practices Act.

          4.26.1  Antin has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

              (i)  an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority:

             (ii)  any political party or official thereof;

            (iii)  any candidate for political or political party office; or

            (iv)  any other individual or entity;

    while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity listed in clauses (i) - (iii) above.

          4.26.2  Antin maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management's directives.

          4.26.3  No product sold or service provided by Antin has been directly or indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

        4.27    Government Contracts.    With respect to any Governmental Authority Contracts, whether entered into by Antin as a prime contractor or as a subcontractor, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Antin, (b) suspension or debarment proceeding (or equivalent proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Antin, (c) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (d) dispute between Antin or any prime contractor of Antin and a Governmental Authority which, since December 31, 2000, has resulted in a government contracting officer's final decision where the amount in controversy exceeds or is expected to exceed $50,000, (e) claim or request for equitable adjustment by Antin or any prime contractor of Antin against a Governmental Authority in excess of $50,000, or (f) any claim or assertion by a Governmental

Authority that Antin or any prime contractor of Antin may have violated applicable rules regarding conflicts of interest or statutes, rules or regulations regarding the integrity of the purchase process.

        4.28    Relations with Governments.    Neither Antin, nor any director, officer, agent or employee of Antin, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation.

        4.29    No Existing Discussions.    As of the date of this Agreement, Antin not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an acquisition of a controlling interest in Antin or the assets of Antin.

        4.30    Review of SYS SEC Documents.    Each Stockholder has reviewed the SYS SEC Documents and has received from SYS any additional information which he or she has requested in connection with the execution, delivery, and performance of this Agreement. Each Stockholder, by reason of his or her business or financial experience, has the capacity to protect his or her own interests in connection with the transactions described in this Agreement.

ARTICLE V
COVENANTS OF THE PARTIES

        5.1    Mutual Covenants.

          5.1.1    Reasonable Efforts; Notification

              (i)  Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties set forth in Schedule 4.5 of the Antin Disclosure Schedule, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement.

             (ii)  Notwithstanding anything to the contrary in this Agreement, (A) neither SYS nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on SYS after the Closing, (B) prior to the Closing, Antin shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Antin, (C) no party shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized by such party from consummation of the Merger and (D) no party shall be required to waive any of the conditions to the Closing set forth in Article VI as they apply to such party.

          5.1.2    Public Announcements.    The initial press release concerning the transactions contemplated hereby shall be a joint press release and shall be issued, upon the mutual agreement of Miller and SYS, on or after the date of this Agreement. SYS and the Stockholders shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of SYS with any national securities exchange or national securities quotation system.

          5.1.3    Notices of Certain Events.    Each party hereto shall promptly notify the other parties in writing of:

              (i)  the receipt by such party of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii)  subject to any applicable legal restrictions, the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

            (iii)  such party's obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting the other party hereto, as the case may be, which relate to the consummation of the transactions contemplated by this Agreement; and

            (iv)  such party's obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.1.4    Notification.    Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the Antin Disclosure Schedule, the Stockholders shall promptly deliver to SYS a written statement specifying such change. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

        5.2    Covenants of SYS.

          5.2.1    Employees and Employee Benefits.    From and after the Closing, each continuing Antin employee shall be entitled to participate in all SYS employee benefit plans in a manner and to the extent consistent with their position. From and after the Closing, SYS shall exercise its best efforts to treat all service by Antin Employees with Antin (or any predecessor thereto) prior to the Closing for all purposes as service with SYS (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Antin Employees participate after the Closing Date, SYS shall exercise its best efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Antin Employee who was, as of the Closing, excluded from participation in a Antin Plan by virtue of such pre-existing condition), and shall exercise its best efforts to provide that any covered expenses incurred on or before the Closing during the plan year of the applicable Antin Plan in which the Closing Date occurs by a Antin Employee or a Antin Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of SYS and subsidiaries of SYS.

          5.2.2    Registration.

              (i)  SYS will use its best efforts to attempt to register for resale with the SEC all SYS shares issued pursuant hereto. Following the effectiveness of the registration, and through the twelve month anniversary of the Closing Date, SYS will not voluntarily terminate the registration and, to the extent that the registration statement or the prospectus which is a part thereof requires amendment or supplement under the Securities Act of 1933 and the rules adopted thereunder, will exercise reasonable commercial efforts to expeditiously amend or supplement such registration statement, including the prospectus which is a part thereof.

             (ii)  At any time that SYS determines to register any of its SYS Common Shares, or to amend any filed registration which is not yet effective, either for its own account or for the account of a holder of SYS Common Shares or as a result of a holder of SYS Common Shares exercising demand registration rights, other than a registration (A) relating solely to SYS Common S res registered on Form S-4 or Form S-8 (or any successor forms), or (B) with respect to which the SYS Common Shares held by the Antin Stockholders would not be legally permitted to be included, then SYS shall:

              (A)  at least 15 days prior to the filing of a registration statement, other than as set forth in (ii)(A) or (B) above, promptly give each Antin Stockholder (each, an "Eligible Stockholder") written notice thereof by registered or certified mail, courier or personal delivery, provided that no such notice hall be required in a non-underwritten registration, and all of such stock shall be registered thereon; and

              (B)  use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the SYS Common Shares held by such Eligible Stockholder (the "Registrable Securities") specified in a written request or requests, made within ten (10) days after receipt of such written notice from SYS by any Eligible Stockholder but only to the extent that such inclusion does not diminish the number of securities included by a holder of SYS Common Shares who has demanded such registration.

            (iii)  If the registration of which SYS gives notice is for a registered public offering involving an underwriting, SYS will so advise the Eligible Stockholders as part of the written notice given pursuant to subsection (ii)(A) above. In such event the right of any Eligible Stockholder to registration pursuant to subsection (ii) above shall be conditioned upon such Eligible Stockholder's participation in such underwriting and the inclusion of such Eligible Stockholder's Registrable Securities in the underwriting to the extent provided herein. The Eligible Stockholders proposing to distribute their Registrable Securities through such underwriting shall (together with SYS and the other holders of SYS Common Shares distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by SYS (or by the holders of SYS Common Shares who have demanded such registration). Notwithstanding any other provision of this Section 5.2.2, if the managing underwriter determines that marketing factors require a limitation of the number of SYS Common Shares to be underwritten, the managing underwriter may limit the number of SYS Common Shares to be included in such registration. SYS will so advise the Eligible Stockholders and any other holder of SYS Common Shares distributing their SYS Common Shares through the underwriting pursuant to piggyback registration rights similar to this Section 5.2.2, and the number of SYS Common Shares to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement. If any Eligible Stockholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to SYS and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

            (iv)  SYS shall provide to each Eligible Stockholder a suitable number of prospectuses, and supplements thereto, as soon as possible following the effectiveness of the registration or the filing of the supplement, as the case may be.

             (v)  SYS shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2.2 prior to the effectiveness of such registration, but without prejudice to its obligation pursuant to this Section 5.2.2.

            (vi)  SYS shall bear the expenses associated with the registration of Registrable Securities pursuant to this Section 5.2.2 exclusive of underwriters' and brokers' discounts and commissions and expenses of the Stockholders' legal counsel.

        5.3    Covenants of Antin and the Stockholders.    Antin and the Stockholders jointly and severally agree and warrant that:

          5.3.1    Conduct of Antin's Operations.    During the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may otherwise be agreed in writing by the parties, Antin shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Antin shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or with the prior written consent of SYS:

              (i)  do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Antin options that are outstanding as of the date hereof), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, provided, however, that Antin is hereby expressly permitted to take all lawful actions necessary in order to (x) cause all outstanding options to be exercised or cancelled, (y) cause all outstanding warrants to be exercised or cancelled and (z) cause any outstanding convertible debt instruments to become non-convertible;

             (ii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

            (iii)  adopt or propose any changes in the Antin Articles or the Antin Bylaws;

            (iv)  merge or consolidate with any other person;

             (v)  acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

            (vi)  make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

           (vii)  create any subsidiaries;

          (viii)  enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed to include actions taken in connection with the Merger) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of Antin or grant, re-price, or accelerate the exercise or payment of any Antin options or warrants or other equity-based awards other than increases in the ordinary course of business consistent with past practice;

            (ix)  enter into, adopt or amend any Antin Plan, except as may be required by Applicable Law;

             (x)  take any action that could give rise to severance benefits payable to any officer or director of Antin as a result of consummation of the transactions contemplated by this Agreement;

            (xi)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Antin's regular independent accountants;

           (xii)  settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of US$50,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Antin financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

          (xiii)  modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section 4.15 in the Antin Disclosure Schedule;

          (xiv)  enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

           (xv)  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $20,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

          (xvi)  incur or commit to any capital expenditures in excess of US$5,000 individually or US$10,000 in the aggregate, excluding capital expenditures provided for or contemplated by the capital budget approved by Antin's board of directors prior to the date hereof and as set forth in Section 5.3(b)(xvi) in the Antin Disclosure Schedule;

         (xvii)  make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

        (xviii)  take any other action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (xix)  enter into or carry out any other transaction other than in the ordinary and usual course of business;

           (xx)  permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

          (xxi)  make or revoke any Tax election, file any amended Tax Return, or settle any audit or other proceeding with any Tax authority;

         (xxii)  enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that Antin (A) may, as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (B) nothing herein shall prevent Antin, in its capacity as landlord, from renewing any lease pursuant to an option granted prior to the date hereof; or

        (xxiii)  agree in writing or otherwise to take any of the foregoing actions.

          5.3.2    Access to Information; Confidentiality.    Upon reasonable notice, the Stockholders shall cause Antin to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of SYS reasonable access during normal business hours, during the period prior to the Closing Date, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as SYS may reasonably request and, during such period, Antin shall furnish promptly to SYS (a) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as SYS may reasonably request; provided, however, that Antin may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside legal counsel, that (i) any Applicable Law requires Antin to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such documents discuss the pricing or dollar value of the transactions contemplated by this Agreement, (iv) such documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws or (v) such disclosure is reasonably likely to result in a breach of or default under any contract or agreement to which Antin is a party. Each party shall make all commercially reasonable efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

          5.3.3    No Solicitation.    Until the Effective Time or the termination of this Agreement:

              (i)  Antin and the Stockholders will not, and will not permit or cause any Subsidiary or any of the directors or officers of Antin or any Subsidiary, and will direct Antin's employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, Antin or any Subsidiary or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an "Acquisition Proposal").

             (ii)  Antin and the Stockholders will not, and will not permit or cause any Subsidiary or any of the officers or directors of it or any Subsidiary to, and shall direct its and such Subsidiary's employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether such Acquisition Proposal arises or has arisen before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

            (iii)  Antin and the Stockholders will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. Antin and the Stockholders will notify SYS immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep SYS informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

          5.3.4    Release.    Each Stockholder (who for purposes of this Section 5.3.4 shall be referred to as a "Releasor" on behalf of Releasor and Releasor's successors, heirs, and assigns, hereby fully and forever releases and discharges Antin and SYS and their respective successors, heirs, and assigns, and their respective officers, directors, agents, representatives, employees and attorneys from any and all claims, demands, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys' fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, past, present or future, known or unknown, suspected or unsuspected, from the beginning of time through execution of this Agreement, excepting only any claims arising out of this Agreement and enforcement thereof and, in the case of Miller, any debts or liabilities which may be shown as owing to Miller on the Closing Balance Sheet (collectively, the "Claims").

          Each Releasor acknowledges that there is a possibility that subsequent to the execution of this Agreement, he or she will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by such Releasor at that time may have materially affected such Releasor's decision to execute this Agreement. Each Releasor acknowledges and agrees that by reason of this Section 5.3.4, he or she is assuming any risk of such unknown facts and such unknown and unsuspected claims.

          Each Releasor has been advised of the existence of Section 1542 of the California Civil Code ("Section 1542"), which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          Notwithstanding such provisions, this Section 5.3.4 shall constitute a full release in accordance with its terms. Each Releasor hereby knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect.

          5.3.5    Unfair Competition.    For a period of two (2) years after the date of the Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) compete with Antin or its subsidiaries and affiliates anywhere within California and all other states in which Antin has offices or customers as of the date of the Merger (the "Territory") by carrying on, being engaged in, or taking part in the business of providing information technology, C41SR, and technical support services covering systems engineering, test and evaluation, training, human systems integration, and XML-directed solutions to government agencies (the "Business") in any manner.

              (i)  For a period of two (2) years after the date of Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) (1) accept Business, whether solicited or not, from any current or future customer or client of Antin or its subsidiaries and affiliates, and (2) solicit, divert, take away, or attempt to solicit, divert, take away, any prospective or current customer, client, supplier, or distributor of Antin or its subsidiaries and affiliates, with whom he had material business contact, for the purpose of competing in the Business with Antin or its subsidiaries and affiliates.

             (ii)  For a period of two (2) years after the date of Closing of the Merger, each Stockholder agrees that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) solicit or encourage to leave the employ of Antin or its subsidiaries any employee or independent contractor of Antin or its subsidiaries and affiliates.

            (iii)  Each Stockholder acknowledges that the restrictions and covenants set forth above are reasonably necessary to protect the goodwill and other legitimate business interests of SYS and its subsidiaries, including the goodwill acquired by SYS as a consequence of the closing of the Merger described in this Agreement, and are not overbroad, overlong, or unfair (including in duration and scope). Each Stockholder also acknowledges that any breach of these covenants would cause SYS serious, irreparable injury or loss.

            (iv)  Each Stockholder agrees that SYS (or its subsidiaries or affiliates) will be entitled to immediate injunctive relief for any breach or threatened breach of this Section 5.3.5, and that a restraining order and/or an injunction may be issued against each Stockholder, in addition to any other rights or remedies at law SYS (or its subsidiaries or affiliates) may have.

 ARTICLE VI
CONDITIONS

        6.1    Conditions to the Obligations of Each Party.    The obligations of SYS, Subcorp, Antin, and the Stockholders to consummate this Agreement shall be subject to the satisfaction or waiver of the following conditions:

          6.1.1  No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement or limit the ownership or operation by SYS, Antin or any of their respective subsidiaries of any material portion .f the businesses or assets of SYS or Antin.

          6.1.2  There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by SYS, Antin or any of their respective subsidiaries of, or to compel SYS, Antin or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of SYS, Antin or any of their respective subsidiaries, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of SYS to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Antin or (iv) seeking to prohibit SYS or any Subsidiary of SYS from effectively controlling in any material respect the business or operations of SYS or the subsidiaries of SYS.

        6.2    Conditions to Obligations of Stockholders.    The obligations of Antin and the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Antin:

          6.2.1  Each of the representations and warranties of SYS contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on SYS, Antin or the transactions contemplated by this Agreement.

          6.2.2  SYS (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on SYS.

          6.2.3  SYS shall have furnished the Stockholders with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

        6.3    Conditions to Obligations of SYS and Subcorp.    The obligations of SYS and Subcorp to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by SYS:

          6.3.1  Each of the representations and warranties of the Stockholders contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Antin, SYS or the transactions contemplated by this Agreement.

          6.3.2  Antin and the Stockholders (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing that are qualified as to Material Adverse Effect, (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance would not reasonably be expected to have a Material Adverse Effect on Antin, and (iii) the Board of Directors of Antin and the Stockholders shall have unanimously approved the execution, delivery, and performance of this Agreement.

          6.3.3  Antin and the Stockholders shall have furnished SYS with a certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

          6.3.4  Since the date of this Agreement, except as set forth in Section 4.10 of the Antin Disclosure Schedule delivered as of such date, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of Antin that would constitute a Material Adverse Effect on Antin as of the Closing Date.

          6.3.5  All consents, approvals, and waivers set forth in Section 4.5 of the Antin Disclosure Schedule shall have been obtained by Antin or waived by SYS.

          6.3.6  Each outstanding option or warrant to acquire, and each issued note or other security convertible into, Antin Capital Stock, whether or not exercisable, vested or converted, shall have been exercised or cancelled so that as of the Closing Date no person shall have any options, warrants, or other rights to buy, or convert into, any securities of Antin.

          6.3.7  SYS shall have verified to its satisfaction the contracts, contract backlog, and customer relations of Antin, as well as the intent of the employees of Antin to remain in its employ following the Closing.

ARTICLE VII
TERMINATION AND AMENDMENT

        7.1    Termination.    This Agreement may be terminated prior to the Effective Time:

          7.1.1  by mutual written consent of SYS, Subcorp, Antin, and the Stockholders;

          7.1.2  by SYS or Stockholders:

              (i)  if there shall be any law or regulation that makes consummation o: the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining SYS or the Stockholders from consummating the transactions contemplated hereby shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

             (ii)  if the transactions contemplated hereby shall not have been consummated before January 31, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

          7.1.3  by SYS if any Stockholder has breached any of his or her representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3.1 could not be satisfied;

          7.1.4  by SYS if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of Antin that would constitute a Material Adverse Effect on Antin;

          7.1.5  by the Stockholders if SYS shall have breached any of its representations and warranties in Article 111 of this Agreement and as a result thereof, the condition set forth in Section 6.2.1 could not be satisfied; or

          7.1.6  by the Stockholders if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of SYS that would constitute a Material Adverse Effect on SYS.

        7.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1.2 and Section 5 3.2, shall become void and have no effect, without any liability on the part of any party or such party's directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

ARTICLE VIII
GENERAL SURVIVAL AND INDEMNIFICATION

        8.1    Survival of Representations and Warranties.

          8.1.1  The representations, warranties, covenants and agreements made herein by the Stockholders shall survive, irrespective of any different survival period under any applicable statute of limitation, until December 31, 2008 (the "Cut-Off Date").

          8.1.2  Irrespective of any different survival period under any applicable statute of limitations, the representations, warranties, covenants and agreements made herein by SYS shall survive until December 31, 2008.

          8.1.3  This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

          8.1.4  Notwithstanding any right of SYS to investigate the affairs of Antin or of the Stockholders to investigate the affairs of SYS, SYS shall have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement, or in any instrument required to be delivered pursuant to this Agreement, and the Stockholders shall have the right to rely fully upon the representations, warranties, covenants, and agreements of SYS contained in this Agreement or in any such instrument. No information or knowledge obtained by a party hereto in an investigation conducted by such party shall affect or be deemed to modify any representation or warranty of any other party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to any remedy based on a breach of the representations, warranties, covenants, and obligations of another party, will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other party.

        8.2    Indemnification.    From and after the Closing, the Stockholders, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to SYS) and hold SYS and its subsidiaries and their respective officers, directors, shareholders, affiliates, employees, agents and other representatives (the "SYS Indemnified Parties"), harmless from and against any and alt claims, demands, suits, actions, causes of actions, losses, damages, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) (collectively, the "Losses") arising as a result of or incurred in connection with (i) any breach by Antin and/or Stockholders of any of their representations or warranties set forth in this Agreement and (ii) any failure by Antin and/or the Stockholders to perform any of their covenants or agreements set forth in this Agreement; provided, however, that, except in the case of fraud, the obligations of the Stockholders under this Section 8.2 shall be limited as follows: (a) for each of the Stockholders other than Miller, the maximum liability for Losses for each such Stockholder shall be One Hundred Thirty Thousand Dollars ($130,000), and (b) for Miller, the maximum liability for Losses shall be equal to One Million Seven Hundred Thousand Dollars ($1,700,000). The first recourse of the SYS Indemnified Parties for Losses shall be from the Escrow Consideration and pursuant to the Escrow Agreement. Any Losses remaining thereafter may be obtained jointly and severally from the Stockholders subject to the limitations stated above. Any Loss that results from a settlement of a third party claim against an SYS Indemnified Party shall be the subject of indemnification hereunder only if the settlement has been approved by Miller. The Stockholders may not settle any such claim unless the settlement provides for a full and complete release of the SYS Indemnified Parties and does not include equitable relief against, or payment from, any SYS Indemnified Party.

ARTICLE IX
MISCELLANEOUS

        9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

          9.1.1  if to SYS:

      SYS
      5050 Murphy Canyon Road, Suite 200
      San Diego, CA 92123
      Attention: Michael W. Fink, Secretary
      Facsimile: (858) 715-5510

    with a copy to:

      Luce, Forward, Hamilton & Scripps LLP
      600 West Broadway, Suite 2600
      San Diego, CA 92101
      Attention: Otto E. Sorensen, Esq.
      Facsimile: (619) 645-5324

          9.1.2  if to Antin and the Stockholders:

      Antin Engineering, Inc.
      4375 Jutland Drive, Suite 110
      San Diego, CA 92117

      Mr. Pericles Haleftiras
      5225 Setting Sun Way
      San Diego, CA 92121

      Mr. Paul D. White
      4938 Verona Street
      Oceanside, CA 92056

      Mr. Victor M. Wilson
      4375 Jutland Drive, Suite 110
      San Diego, CA 92117

      Ms. Judith L. Smith
      2938 Beech Street
      San Diego, CA 92102

      Mr. John D. Dunaway
      2933 Chestnut Oak Way
      Virginia Beach, VA 23453

      Mr. James M. Bennett
      1639 East Ocean View Ave.
      Norfolk, VA 23503

      Mr. Albert J. Ford
      2084 Townfield Lane
      Virginia Beach, VA 23454

    with a copy to:

      Duane Morris
      101 West Broadway, Suite 900
      San Diego, CA 92101
      Attention: Mikel Bistrow, Esq.
      Facsimile: (619) 645-5320

        9.2    Interpretation.

          9.2.1  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are, for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          9.2.2  For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby;

  provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

              (i)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of SYS Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on SYS);

             (ii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; and

            (iii)  with respect to Antin, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Antin directly or indirectly arising out of or attributable to the loss by Antin of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

          9.2.3  For purposes of this Agreement, a "Subsidiary" when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of lich such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the Subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

          9.2.4  For purposes of this Agreement, "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control," including the terms "controlling and "controlled" means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

          9.2.5  For purposes of this Agreement, "Knowledge" means with respect to SYS, the actual know ledge of Clifton L. Cooke, Edward M. Lake and Rob Babbush; with respect to Antin, the actual knowledge of Janathin Miller; and with respect to the Stockholders, the actual knowledge of each Stockholder.

        9.3    Counterparts.    This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

        9.4    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the parties' nondisclosure/nonuse agreement shall survive, and shall also survive any termination of this Agreement.

        9.5    Third-Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

        9.6    Governing Law; Venue.

          9.6.1  This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules, and any action arising out of or in connection with this Agreement or the Merger shall be brought only in the appropriate federal or state court in San Diego County, California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          9.6.2  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

        9.7    Arbitration.    The parties to this Agreement shall submit to binding arbitration before a single, neutral arbitrator of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.

        9.8    Specific Performance.    The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

        9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, SYS is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law and assign this Agreement to the holding company or consummate SYS's previously approved reincorporation into the State of Delaware, in which case the references herein to receipt and registration of actual and underlying SYS shares shall instead refer to the equivalent shares of the Delaware corporation.

        9.10    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

        9.11    Severability.    The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

        9.12    Amendment.    This Agreement may be amended prior to the Effective Time only by agreement in writing executed by all of the parties hereto; provided, however, that SYS and Antin shall be entitled to provide written statements regarding new information as to the Antin Disclosure Schedule, respectively, without the written consent of the other parties hereto.

        IN WITNESS WHEREOF, SYS and the Stockholders have signed this Stock Purchase Agreement as of the date first written above.

SYS
By:	/s/ Edward M. Lake
Name:	Edward M. Lake
Title:	Chief Financial Officer
SHADOW I, INC.
By:	/s/ Edward M. Lake
Name:	Edward M. Lake
Title:	Chief Financial Officer
ANTIN ENGINEERING, INC.
By:	/s/ Janathin A. Miller
Name:	Janathin A. Miller
Title:	President and Secretary
STOCKHOLDERS
/s/ Janathin A. Miller Janathin A. Miller
/s/ Pericles Haleftiras Pericles Haleftiras
/s/ Paul D. White Paul D. White
/s/ Victor M. Wilson Victor M. Wilson
/s/ Judith L. Smith Judith L. Smith
/s/ John D. Dunaway John D. Dunaway
/s/ James M. Bennett James M. Bennett
/s/ Albert J. Ford Albert J. Ford

[Signature Page to Agreement and Plan of Merger]

SYS
By:	/s/ Clifton L. Cooke
Name:	Clifton L. Cooke
Title:	President
SYS
By:	/s/ Michael W. Fink
Name:	Michael W. Fink
Title:	Secretary
SHADOW I, INC.
By:	/s/ Clifton L. Cooke
Name:	Clifton L. Cooke
Title:	President
SHADOW I, INC.
By:	/s/ Michael W. Fink
Name:	Michael W. Fink
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

 EXHIBIT A

Escrow Agreement

ESCROW AGREEMENT

        This Escrow Agreement (the "Escrow Agreement") is made and entered into as of January 3, 2005, by and among SYS, a California corporation ("SYS"), and Janathin A. Miller, ("Miller"), Pericles Haleftiras ("Haleftiras"), Paul D. White ("White"), Victor M. Wilson ("Wilson"), Judith L. Smith ("Smith"), John D. Dunaway ("Dunaway"), James M. Bennett ("Bennett"), and Albert J. Ford ("Ford") (collectively, the "Antin Stockholders"), and Union Bank of California, N.A. (the "Escrow Agent").

PRELIMINARY STATEMENTS

        WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), made and entered into as of January 3, 2005, by and among SYS and the Antin Stockholders, SYS intends to acquire all of the issued and outstanding shares of the capital stock of Antin Engineering, Inc. ("Antin"), such that Antin becomes a wholly-owned subsidiary of SYS, as more fully set forth in the Merger Agreement; and

        WHEREAS, it is a condition to the consummation of the Merger Agreement that this Escrow Agreement be entered into by and among SYS, the Antin Stockholders and Escrow Agent. Capitalized terms used in this Escrow Agreement without definition shall have the meanings given to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

        1.    Deposit in Escrow.    At the Effective Time, SYS shall deposit with the Escrow Agent 220,000 shares of SYS common stock. Subsequent to the Effective Time, and pursuant to Section 2.5.2 of the Merger Agreement, SYS may deposit up to an additional 128,000 shares of SYS common stock in Escrow. The foregoing shares (together with any cash proceeds of any liquidation of any such shares), are referred to herein as the "Escrow Stock Amount" or the "Escrow Amount"). The delivery of the Escrow Amount shall be effected via physical delivery of a certificate representing such shares issued in the name of Union Bank of California, N.A. as Escrow Agent, together, if requested by the Escrow Agent, with stock powers duly endorsed in blank by the Antin Stockholders and medallion guaranteed. The Escrow Agent shall vote the Escrow Stock Amount in accordance with written instructions to be received from SYS.

        2.    Escrow Account.    The Escrow Amount shall be deposited by the Escrow Agent, immediate/y upon receipt, in an account (the "Escrow Account") for the benefit of SYS and the Antin Stockholders.

        3.    Investment of Escrow Amount.    Except as otherwise instructed in writing by all of the parties hereto, any cash that may comprise the Escrow Amount shall be deposited by the Escrow Agent, until depletion, uninvited in an escrow account. The Escrow Agent is authorized to disburse, in accordance with its customary procedures, cash comprising all or part of the Escrow Amount to provide for any payments required to be made pursuant to this Escrow Agreement.

        4.    Disbursements to Antin Stockholders.    Except with respect to any Disputed Amounts as to which Claims are pending or have been paid pursuant to Section 5 below, the Escrow Agent shall disburse from the Escrow Account, to the applicable Antin Stockholders as set forth in Schedule 4 hereto, in the following amounts on the following dates:

          (a)   Subject to Section 5(d), on September 30, 2005 (or, if the Escrow Agent is closed on such date, the next day upon which the Escrow Agent is open for business), fifty percent (50%) of the then remaining balance of the Escrow Stock Amount.

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          (b)   Subject to Section 5(d), on September 30, 2006 (or, if the Escrow Agent is closed on such date, the next day upon which the Escrow Agent is open for business), the remaining balance of the Escrow Amount.

        5.    Claims.    In the event that SYS has a claim to the Escrow Amount under Section 2.5.3 of the Merger Agreement, then SYS shall deliver a notice to each Antin Stockholder and to the Escrow Agent (a "Claim Notice"), specifying in reasonable detail the amount and nature of the Claim and requesting that the Escrow Agent make a disbursement to SYS in the amount specified therein.

          (a)   Antin Stockholders having a beneficial interest in a majority of the shares constituting the Escrow Amount shall have ten calendar days following receipt of a Claim Notice (the "Objection Period") to deliver a notice to the Escrow Agent and SYS (an "Objection Notice") objecting to all or any portion of the amount specified in the Claim Notice.

          (b)   If the Escrow Agent does not receive a timely Objection Notice, then the Escrow Agent shall pay the amount of the disbursement set forth in the Claim Notice from the Stock Escrow Amount.

          (c)   If the Escrow Agent does receive a timely Objection Notice, the Escrow Agent shall (i) disburse to SYS, from the Escrow Amount, a number of shares equal in value to the portion, if any, of the amount specified in the Claim Notice to which the Antin Stockholders do not object and (5) segregate and hold, separate from the Stock Escrow Amount, a number of shares equal in value to the amount specified in the Claim Notice to which the Antin Stockholders object (the portion of the Escrow Amount to be so segregated, a "Disputed Amount").

          (d)   The Escrow Agent shall retain any Disputed Amount until the earlier of the receipt by the Escrow Agent of (i) a joint Notice from SYS and a majority in share ownership of the Antin Stockholders indicating that the objection has been resolved and instructing the Escrow Agent to disburse or credit the Disputed Amount, or any applicable portion thereof, to SYS and/or the Antin Stockholders, or (ii) a true and correct copy of a final, non-appealable decision of a court or arbitrator relating to such Claim, ordering the Escrow Agent to disburse the Disputed Amount, at which time the Escrow Agent shall promptly disburse the Disputed Amount in accordance therewith.

          (e)   In the event of a disbursement to SYS, if the resale of the shares of SYS stock subject to the escrow is then registered under the Securities Act of 1933, as amended, SYS may direct the Escrow Agent to sell an adequate number of shares such that the disbursement to SYS may be made in cash. If the resale of such shares is not then so registered, the disbursement to SYS shall be made in shares valued in the manner described in the Merger Agreement. Until such time as the Escrow Amount allocated to Miller has been completely disbursed, 6.19% of any disbursement to SYS from Escrow shall be allocated to each Stockholder other than Miller and the remainder of any such disbursement shall be allocated to Miller.

        6.    Term and Termination.    This Escrow Agreement shall expire, and the Escrow Account shall be closed, on the date upon which all of the Escrow Amount has been disbursed pursuant to this Agreement.

        7.    Concerning the Escrow Agent.

          (a)   The duties and responsibilities of Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement and the Acceptance of Escrow, the form of which is attached hereto as Exhibit A (the "Acceptance of Escrow"). With the exception of this Agreement and the Acceptance of Escrow, the Escrow Agent is not responsible for, or chargeable with knowledge of, any terms or provisions contained in any underlying agreement referred to in this Agreement or any other separate agreements and understandings between the parties. The Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of funds for any purpose.

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          (b)   The Escrow Agent shall not be liable to anyone whatsoever by reason of any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct. SYS and the Antin Stockholders shall, jointly and severally, indemnify and hold the Escrow Agent harmless from any and all liability and expenses (including, without limitation, its attorney's fees and expenses of litigation) which may arise out of or result from this Escrow Agreement or any action taken or omitted to be taken by it as Escrow Agent in accordance with this Escrow Agreement, as the same may be amended, modified or supplemented, except with respect to any such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent.

          (c)   The Escrow Agent shall be entitled to rely and shall be protected in acting in reliance upon any instructions or directions furnished to it in writing jointly by SYS and the Antin Stockholders or pursuant to any provision of this Escrow Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by SYS or the Antin Stockholders and reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties.

          (d)   The Escrow Agent, or any successor to it hereafter appointed, may at any time resign by giving a Notice to SYS and the Antin Stockholders and shall be discharged from its duties hereunder upon the appointment of a successor Escrow Agent as hereinafter provided or upon the expiration of thirty (30) days after such Notice is given. In the event of any such resignation, a successor Escrow Agent, which shall be a bank or trust company organized under the laws of the State of California and having a combined capital and surplus of not less than S10,000,000, shall be jointly appointed by SYS and the Antin Stockholders. Any such successor Escrow Agent shall deliver to SYS and the Antin Stockholders a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Amount held by the predecessor Escrow Agent hereunder.

          (e)   The Escrow Agent may consult with counsel to be selected and employed by it and shall be fully protected with respect to any action under this Escrow Agreement taken or suffered in good faith by the Escrow Agent in accordance with the opinion of such counsel.

          (f)    The Escrow Agent shall receive compensation for its services at its customary rates as in effect from time to time. Such compensation, along with any other fees or expenses and related disbursements incurred by the Escrow Agent in carrying out its obligations hereunder prior to such date, shall be paid by SYS.

        8.    Deficiency Amounts.    Other than as set forth in the Merger Agreement, in no event shall any portion of a Disputed Amount be paid from the Escrow Account on behalf of any Antin Stockholder in excess of such Antin Stockholder's pro rata share of the remaining Escrow Account balance.

        9.    Notices.    All notices and other communications hereunder (each, a "Notice") shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like Notice from such party to the other parties hereto).

          (a)   if to SYS:

      SYS
      5050 Murphy Canyon Road, Suite 200
      San Diego, CA 92123
      Facsimile: (858) 715-5510

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        with a copy to:

      Luce, Forward, Hamilton & Scripps LLP
      600 West Broadway, Suite 2600
      San Diego, CA 92101
      Attention: Otto E. Sorensen, Esq.
      Facsimile: (619) 645-5324

          (b)   if to the Antin Stockholders:

      to the addresses set forth on Schedule 9 hereto

          (c)   if to the Escrow Agent:

      Union Bank of California, N.A.
      120 South San Pedro Street, Suite 400
      Los Angeles, CA 90012
      Attention: Corporate Trust Department
      Facsimile: (213) 972-5594

        10.    Miscellaneous.

          (a)   This Escrow Agreement, together with its schedules and exhibits, and the Merger Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

          (b)   This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, executors, administrators, heirs, and/or assigns; provided, however, that none of the parties hereto except the Escrow Agent may make any assignment of this Escrow Agreement or any interest therein without the prior written consent of the other parties.

          (c)   Nothing in this Escrow Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

          (d)   This Escrow Agreement may be amended only by an instrument in writing duly executed by each of the parties hereto.

          (e)   When a reference is made in this Escrow Agreement to Section, such reference shall be to a Section of this Escrow Agreement unless otherwise indicated. The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

          (f)    This Escrow Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (g)   This Escrow Agreement may be executed in counterparts, which together shall constitute one and the same Escrow Agreement. The parties may execute more than one copy of the Escrow Agreement, each of which shall constitute an original. Signatures by facsimile or other electronic means shall be valid and enforceable.

          (h)   As between SYS and the Antin Stockholders, anything in the Merger Agreement to the contrary notwithstanding, the rights and duties of SYS and the Antin Stockholders to the Escrow Amount shall be governed by this Escrow Agreement.

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        IN WITNESS WHEREOF, SYS, the Antin Stockholders and the Escrow Agent have signed this Escrow Agreement as of the date first written above.

SYS
By:	/s/ Edward M. Lake
Name:	Edward M. Lake
Title:	Chief Financial Officer
ANTIN STOCKHOLDERS
/s/ Janathin A. Miller Janathin A. Miller
/s/ Pericles Haleftiras Pericles Haleftiras
/s/ Paul D. White Paul D. White
/s/ Victor M. Wilson Victor M. Wilson
/s/ Judith L. Smith Judith L. Smith
/s/ John D. Dunaway John D. Dunaway
/s/ James M. Bennett James M. Bennett
/s/ Albert J. Ford Albert J. Ford
ESCROW AGENT:
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Lorraine McIntire
Name:	Lorraine McIntire
Title:	Vice President

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 EXHIBIT A
ACCEPTANCE OF ESCROW

        Union Barak of California, N.A. (hereinafter the -Escrow Agent") hereby acknowledges receipt of a copy of an Escrow Agreement dated as of January 3, 2005, entered into by SYS, Antin, and the Antin Stockholders, and in connection therewith Union Hank of California, N.A. agrees to act as Escrow Agent subject to the Conditions of Acceptance hereinafter set forth and made a part hereof.

Union Bank of California, N.A.
Dated: January 3, 2005	By:	/s/ Lorraine McIntire Name: Lorraine McIntire Its: Vice President

CONDITIONS OF ACCEPTANCE

        IN CONSIDERATION OF THE ACCEPTANCE OF THIS ESCROW BY UNION BANK OF CALIFORNIA, N.A., all of the parties agree that said Acceptance is predicated upon the following conditions and stipulations and that any modifications of escrow instructions shall also be subject to the following provisions:

        1.     In the event of any conflict between the Escrow Agreement (hereinafter called the "Escrow Agreement") and these Conditions of Acceptance, the latter shall prevail.

        2.     The duties of the Escrow Agent are only such as are specifically provided herein and in the Escrow Agreement, being purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever, except for willful misconduct or gross negligence, so long as it has acted in good faith.

        3.     The Escrow Agent shall be under no responsibility in respect of any of the items deposited with it other than to faithfully follow the instructions contained herein and in the Escrow Agreement. The Escrow Agent may advise with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of the Escrow unless requested to do so by the parties to the Escrow and indemnified as provided in the Escrow Agreement. The Escrow Agent shall not be required to institute legal proceedings of any kind.

        4.     The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it nor for the identity or legal capacity of any party involved nor for the sufficiency of any agency nor for the genuineness of signatures to any papers or documents nor for the negotiability or marketability of any item deposited with it nor for any delay of this Escrow due to any cause beyond its control, and it shall be fully protected in acting in accordance with any written instructions given to it hereunder or under the Escrow Agreement and believed by it to have been signed by the proper parties.

        5.     The Escrow Agent shall be liable for only such funds and instruments as are actually deposited and received by it for the purpose of this Escrow and shall have a lien on all funds and instruments deposited with it for the purpose of securing any fees, costs or other charges incurred by it hereunder.

        6.     The Escrow Agent shall not be liable for the payment of any funds in the event it shall be prevented from making payment by operation of law or otherwise.

        7.     Provided the terms of the Escrow can be complied with, the Escrow Agent will not withhold completion and settlement thereof, unless restrained by order of court or served with some other similar legal proceeding, and in so doing, the Escrow Agent will not become liable to the undersigned,

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or to any other person, for its failure or refusal to comply with conflicting or adverse claims or demands.

        8.     In the event of a dispute between the parties, an ambiguity in the provisions governing the Escrow or uncertainty on the part of the Escrow Agent as to how to proceed with the Escrow, such that the Escrow Agent, in its sole and absolute judgment, deems it necessary for its protection so to do, the Escrow Agent may (a) refrain from taking any action other than to safely keep the items deposited hereunder until it shall have received joint written instructions from the parties to the Escrow, or (b) deposit the escrowed items into a court of competent jurisdiction and thereupon have no further duties or responsibilities in connection therewith.

        9.     The Escrow Agent may resign at any time by delivering Notice at least thirty (30) days before the date upon which such resignation is to become effective to the parties to the Escrow who hereby agree to designate, by a written acceptance of such successor on or before such effective date, a successor Escrow Agent. After the effective date of such resignation, the Escrow Agent shall be under no further obligation to perform any of the duties of Escrow Agent under the Escrow Agreement other than to deliver the entire assets of the Escrow to a properly designated successor Escrow Agent or to deal with such assets as provided in the preceding paragraph (8) hereof. Any successor Escrow Agent shall have all of the duties, powers, rights and immunities conferred upon the Escrow Agent hereby or by the Escrow Agreement, Any successor Escrow Agent may accept as complete and correct and may rely upon any accounting made by any prior Escrow Agent and shall not be subject to any liability or responsibility with respect to the prior administration by any prior Escrow Agent.

        10.   The Escrow Agent shall be entitled to reasonable compensation for its services rendered hereunder and under the Escrow Agreement, as shown on the fee schedule attached hereto and marked as Schedule A, and SYS agrees to pay the same in accordance with Section 7(f) of the Escrow Agreement upon receipt of the Escrow Agent's statement therefor, and to make reimbursements to the Escrow Agent for out-of-pocket amounts expended and out-of-pocket expenses incurred, including fees for services and expenses of counsel, agents and attorneys in fact employed by the Escrow Agent; provided, such fees and expenses shall be paid from the Escrow but only from assets in Escrow which would otherwise be distributed to SYS.

        11.   As to the Escrow Agent, the terms and provisions of the Escrow Agreement and this Acceptance shall bind the executors, administrators, heirs, devisees, successors and assigns of the undersigned.

        12.   The parties represent and warrant and further agree as follows: (i) that they will supply, or cause to be supplied to the Escrow Agent the full name, address and tax payer identification number for each person entitled to receive interest or dividend income pursuant to the Escrow Agreement as well as additional information as the Escrow Agent may reasonably request in connection with its duties hereunder and will supply to the Escrow Agent any changes to the foregoing; and (ii) if any check deposited into the escrow account maintained by the Escrow Agent is returned to the Escrow Agent for any reason after the proceeds of such escrow account have been disbursed, the party for whose benefit such check was written shall immediately reimburse the Escrow Agent for the amount of such returned check and shall reimburse the Escrow Agent for all fees and expenses which it may incur as a result thereof.

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 SCHEDULE A

UNION BANK OF CALIFORNIA, N.A.
CORPORATE TRUST SERVICES

Schedule of Fees
for
Escrow Agent Services

Escrow Agreement
among
SYS,
Ando Stockholders,
and
Union Bank of California, N.A.

Acceptance and Set-up Fee:	WAIVED
(Due and payable on the dosing date.)
Annual Escrow Administration Fee:	$3,000.00
(First year's fee it due and payable in advance on the closing date)
Legal Counsel Fee:	No Charge
(use of Union Bonk in-house legal counsel)
Transactional Charges:
Disbursements/wires (each):	$35.00
Investments (per sale/purchase/transfer).	$60.00
Out-of-Pocket Expenses:	As Invoiced

Fees subject to acceptance and review by Union Bank of California, N.A. of all documents pertaining to this transaction.

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 ANTIN DISCLOSURE SCHEDULE

January 3, 2005

        This Disclosure Schedule is delivered pursuant to that certain Agreement and Plan of Merger among SYS, Shadow I, Inc., a wholly-owned subsidiary of SYS, Antin Engineering, Inc. (the "Company" or "Antin") and the Stockholders (the "Stockholders") of Antin Engineering, Inc. dated January 3, 2005 (the "Agreement"). In addition to any disclosures set forth in the Agreement, the Company and Stockholders hereby submit this Disclosure Schedule to their representations and warranties given in the Agreement.

        No reference to or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law, or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

        This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations, warranties, and covenants of the Company and Stockholders contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, or covenants.

        The contents of all documents referred to in this Disclosure Schedule are incorporated by reference in this Disclosure Schedule as though fully set forth in this Disclosure Schedule.

        The headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule. Capitalized terms not otherwise defined in this Disclosure Schedule shall have the meaning set forth in the Agreement.

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 Section 4.1
Organization and Standing

        4.1   Antin is a California corporation, and is in good standing in California. Antin has employees working in California, Virginia, Maryland, Washington D C., Arizona and South Carolina. Antin has not qualified to do business in Virginia, Maryland, Washington D.C., Arizona and South Carolina. Antin may owe fees, taxes and penalties in connection with its operations in Virginia, Maryland, Washington D.C., Arizona and South Carolina,

1

Section 4.4
Capitalization of Antin

4.4.1.
a.	Janathin A. Miller	10,000 shares of Antin voting common stock
b.	All of the persons listed below prior to the closing held various options with various vesting schedules which could be exercised for cash to acquire shares of Antin non-voting common stock.
Pericles Haleftiras Paul D. White Victor M. Wilson Judith L. Smith John D. Dunaway James M. Bennett Albert J. Ford
c.
Immediately prior to the close of the transaction described in the Agreement, the above-described options have been exchanged for shares of Antin common stock described in the Agreement pursuant to various securities exchange agreements with the Company, and the following hold shares of Antin common stock in the following amounts:
	Pericles Haleftiras	769.23 shares
	Paul D. White	769.23 shares
	Victor M. Wilson	769.23 shares
	Judith L. Smith	769.23 shares
	John D. Dunaway	769.23 shares
	James M. Bennett	769.23 shares
	Albert J. Ford	769.23 shares

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Section 4.5
Conflicts; Consents and Approvals

        4.5.  None.

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 Section 4.7
Books and Records; Financial Statements

        4.7.1.  Antin shall provide minutes and corporate documents following closing in addition to those documents previously delivered to SYS. The minutes and corporate documents do not include information which would reasonably be expected to be material to the decision of SYS to engage in the transaction described in the Agreement.

        4.7.2  The following exceptions to the complete and correct nature of the Antin Financial Statements are hereby noted:

        The Antin Financial Statements are believed by Antin and the Stockholders to be incorrect and unreliable. Antin is currently undergoing a compilation and verification process which Antin and the Stockholders believe will result in additions, deletions and adjustments to the Antin Financial Statements. Antin and its Stockholders believe its year-to-date revenue reflected in its interim September 30, 2004, financial statements are not materially misstated.

        Antin has not qualified to do business in Virginia, Maryland, Washington D.C., Arizona and South Carolina. Antin may owe fees, taxes and penalties in connection with its operations in Virginia, Maryland, Washington D.C., Arizona and South Carolina.

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 Section 4.9
Actions

        4.9.  Antin received a letter from the Defense Contract Audit Agency (DCAA) dated 28 December 2004 concerning Antin's noncompliance with FAR 52.216-7 for the fiscal year 2003. This FAR requirement is a contractual responsibility to furnish the contracting officer and the DCAA with a certified indirect cost rate proposal. The letter states that Antin is to submit in writing to the contracting officer either the date Antin will provide the required data or request an extension prior to February 2005.

        Dwayne Junker was terminated from Antin and a mutual release will be provided for his signature to be obtained by January 7, 2005.

        Antin has not qualified to do business in Virginia, Maryland, Washington D.C., Arizona and South Carolina. Antin may owe fees, taxes and penalties in connection with its operations in Virginia, Maryland, Washington D.C., Arizona and South Carolina.

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Section 4.10
Material Adverse Change

        4.10.  None

1

 Section 4.11
Taxes

        4.11.3  The following taxes have not been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party:

        Dwayne Junker was paid certain compensation without appropriate withholding being made by Antin in November 2004. Such withholding will be withheld pursuant to a Separation Agreement and General Release. To the extent any future penalties or taxes should be required related to such compensation, it shall be the responsibility of Antin and the Stockholders.

        The issues associated with accrual of Antin employees' paid time off and additional tax liabilities is still being studied by Mensch & Associates for determination.

        4.11.6  The Tax Returns of Antin arc attached hereto, with exceptions to such noted as follows:

        Antin and the Stockholders believe that the Tax Returns filed by Antin have been incorrect. Antin is currently undergoing a compilation and verification process which Antin and the Stockholders believe will result in additions, deletions and adjustments to the Antin Tax Returns which will be reflected on the Closing Date Balance Sheet.

        Quarterly payroll tax due 31 December 2004 has not been paid and will be reflected on the Closing Date Balance Sheet.

        Antin has not qualified to do business in Virginia, Maryland, Washington D.C., Arizona and South Carolina. Antin may owe fees, taxes and penalties in connection with its operations in Virginia, Maryland, Washington D.C., Arizona and South Carolina.

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 Section 4.12
Intellectual Property

        4.12.1  None.

1

 Section 4.14
Employee Benefit Plans

        4.14.10  Antin has previously provided a list of the names of all directors and officers of Antin, the names of each employee of Antin, and the total current salary, bonus eligibility, and fringe benefits and perquisites that each such director, officer and employee is expected to receive in the fiscal year ending December 31, 2004 based on current compensation arrangements.

        Antin has previously provided a vehicle for Dr. Miller's use.

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Section 4.15
Contracts

        4.15.1  Antin has previously provided a list of Contracts.

        4.15.3  Antin has a FFP task to develop NASA's Mishap Investigation Training Plan and curriculum modules. Antin has requested a formal contract modification to extend the period of performance and milestone deliverables. As of 3 Jan 05, the contract modification has not been received. Antin is continuing to develop the coursework in accordance with the program manager's estimate to complete, and is conducting weekly task reviews with the customer. Antin is in jeopardy of defaulting on this subcontract should the customer not grant the extension or if the products are not accepted. Damages incurred may include the Government's costs to have work performed by a new contractor.

        Task 9077 is not expected to continue past expiration of the existing purchase order. It is anticipated that this effort will transfer to a SPAWAR contract vehicle for task performance

        Antin has previously provided a list of all tasks that are "at risk" or for which follow-on funding is not anticipated.

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Section 4.16
Labor Matters

        4.16.2  None,

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 Section 4.17
Liabilities

        4.17.  The Company has incurred certain liabilities in connection with the preliminary work relating to the Agreement and to its ongoing operations, including accounting, audit, legal, communications consulting, IT security, rent and other ordinary corporate operating expenses, taxes, various accruals and tines of credit not yet reflected due to lack of financial statements for November and December of 2004 (which will be reflected on the Closing Date Balance Sheet) and January of 2005.

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Section 4.18
Operation of Antin's Business; Relationships

        4.18.1  Antin has engaged in exchange transactions with certain of its employees in which stock options were exchanged for shares of common stock.

        4.18.2  Various customers have, since June 2003 indicated that they will stop or decrease the purchasing of materials, products or services from Antin. These have been in relation to departures of personnel and loss of contracts associated with such personnel.

        Antin has provided an AOP and other backup documentation with a description of increases and decreases in business which Antin has projected.

        Task 9077 is not expected to continue past expiration of the existing purchase order. It is anticipated that this effort will transfer to a SPAWAR contract vehicle for task performance.

        All task orders are subcontracts to a prime for Antin to perform work in support of the Government. Follow-on tasking is dependent on continued funding and available work at the Government Codes.

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Section 4.19
Permits

        4.19 Antin has not qualified to do business in Virginia, Maryland, Washington D.C., Arizona and South Carolina. Antin may owe fees, taxes and penalties in connection with its operations in Virginia, Maryland, Washington D.C., Arizona and South Carolina.

1

 Section 4.20
Real Property

        4.20.2  The lease for the real property occupied by Antin at 4375 Jutland Avenue, San Diego, 92117 was previously provided. This is a sub lease from Sundt Corporation.

        Antin also had a lease for a building at 187 Santar Place in San Marcos. This lease was abandoned for the move south to Jutland. It was to terminate November 05. was the "landlord." This has not resulted in current liabilities to Antin.

1

 Section 4.23
Insurance

        4.23 A copy of all insurance policies pursuant to which Antin is presently insured and during each of the past three calendar years has been insured will be provided within thirty days of closing.

        Antin has a policy with Fidelity Security Life Insurance Company. This is a key person/disability policy on Miller with Antin as the beneficiary. The payment is quarterly ($2920) equating to $1 1,680 per annum. Miller has been paying this personally for Antin since the end of 2003. The second insurance policy is with American General Life Insurance Company (AIG). The annual amount due is $570 assigned to the lesser credit line. This policy was terminated 30 December 04 due to default in payments by Antin dating back to 21 May 04, Both of these policies are required to maintain the Antin credit lines.

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 Section 53
Covenants of Antin and the Stockholders

        5.3(b)(xvi)    None.

1

 SCHEDULE 2.1

Determination, Allocation and Disbursement of
Merger Consideration

1.
At the Effective Time, SYS will issue 220,000 shares of SYS Common Stock for the benefit of the Antin Stockholders in the following amounts (rounded to nearest whole share for simplicity):

Miller	0
Haleftiras	31,429
White	31,429
Wilson	31,429
Smith	31,429
Dunaway	31,429
Bennett	31,429
Ford	31,429

  The foregoing amounts shall not be delivered directly to the Stockholders. Instead, they shall be evidenced by a single stock certificate issued in the name of the Escrow Agent, which shall be delivered to the Escrow Agent, and shall constitute part of the Escrow Consideration.

2.
At the Effective Time, SYS will deliver cash for the benefit of the Antin Stockholders in the following amounts (rounded to nearest whole dollar for simplicity):

	Withheld for Taxes	Distributed
Miller	$0	$0
Haleftiras	44,972	6,457
White	44,972	6,457
Wilson	44,972	6,457
Smith	44,972	6,457
Dunaway	44,972	6,457
Bennett	44,972	6,457
Ford	44,972	6,457
3.
Within thirty (30) days after the Closing Date or as soon as practicable thereafter, SYS shall deliver to each Stockholder a Closing Date Balance Sheet for Antin.

4.
If the total liabilities reflected on the Closing Date Balance Sheet are equal to or less than One Million Five Hundred Thousand Dollars ($1,500,000), SYS shall (i) issue to Miller Three Hundred Forty-Eight Thousand (348,000) shares of SYS Common Stock and (ii) deposit into the Escrow Account on behalf of Miller One Hundred Twenty-Eight Thousand (128,000) shares of SYS Common Stock.

5.
If the total amount of liabilities shown on the Closing Date Balance Sheet exceeds One Million Five Hundred Thousand Dollars ($1,500,000), (i) the number of shares of SYS Common Stock issuable to Miller outside of Escrow pursuant to the preceding paragraph shall be reduced in an amount equal to 41.43% of such excess, (ii) the number of shares to be issued to Miller and deposited in the Escrow Account shall be reduced by 15.24% of such excess, and (iii) shares previously deposited in the Escrow Account pursuant to Section 2.1 shall be returned to SYS in an amount equal to 43.33% of such excess.

6.
On or before August 31, 2005, SYS shall provide each Stockholder with an income statement of Antin covering the period from January 1, 2005 through June 30, 2005. If the income statement reflects less than Three Million Five Hundred Thousand Dollars (S3,500,000) in labor based

1

  revenue during such six-month period, SYS shall be paid such shortfall from the Escrow Consideration based on each Stockholder's ownership of Antin as set forth on Schedule 4.4 to the Antin Disclosure Schedule. By August 31, 2006, SYS shall furnish each Stockholder with an income statement for Antin for the twelve months ended June 30, 2006. lf the income statement reflects less than Seven Million Dollars ($7,000,000) in labor based revenue, SYS shall be paid such shortfall from the Escrow Consideration based on each Shareholder's ownership of Antin as set forth on Schedule 4.4 to the Antin Disclosure Schedule.

7.
For all purposes under this Agreement, the Escrow Stock Consideration and other shares of SYS Common Stock issued pursuant hereto shall have a value of $2.50 per share,

2

OFFICERS' CERTIFICATE

January 3, 2005

        We the undersigned, Clifton L. Cooke and Michael W. Fink hereby certify that:

        1.     We are, respectively, the President and Secretary of Shadow I, Inc., a corporation duly organized and existing under the laws of the state of California (the "Company").

        2.     The Agreement and Plan of Merger in the form attached was entitled to be and was duly approved by the Board of Directors and by the Sole Shareholder of the Company.

        3.     As of the date set forth above, the Company has 1,000,000 shares of common stock authorized and no shares of preferred stock authorized.

        4.     The principal terms of the Agreement and Plan of Merger were approved by the Sole Shareholder of the Company by a vote of 1,000 shares of common stock, comprising 100% of the outstanding shares of the Company which equaled or exceeded the vote required to approve the Agreement and Plan of Merger. No vote of the shareholders of the parent corporation of the Company was required.

        Each of the undersigned declares, under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge as of the date set forth above.

/s/ Clifton L. Cooke Clifton L. Cooke, President

/s/ Michael W. Fink Michael W. Fink, Secretary

1

OFFICERS' CERTIFICATE

January 3, 2005

        The undersigned, Dr. Janathin A. Miller, hereby certifies that:

        1.     I am the President and Secretary of Antin Engineering, Inc., a corporation duly organized and existing under the laws of the state of California (the "Company").

        2.     The Agreement and Plan of Merger in the form attached was entitled to be and v., as duly approved by the Board of Directors and by the Shareholders of the Company.

        3.     As of the date set forth above, the Company has 2,000,000 shares of common stock authorized and no shares of preferred stock authorized.

        4.     The principal terms of the Agreement and Plan of Merger were approved by the Shareholders of the Company by a vote of 15,384.61 shares of common stock, comprising 100% of the outstanding shares of the Company which equaled or exceeded the vote required to approve the Agreement and Plan of Merger.

        The undersigned declares, under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of my own knowledge as of the date set forth above.

/s/ Janathin A. Miller Janathin A. Miller, President and Secretary

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QuickLinks

  Exhibit 3.58
ARTICLES OF INCORPORATION OF SHADOW I, INC.
ARTICLE V COVENANTS OF THE PARTIES
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION AND AMENDMENT
EXHIBIT A Escrow Agreement
EXHIBIT A ACCEPTANCE OF ESCROW
CONDITIONS OF ACCEPTANCE
SCHEDULE A
ANTIN DISCLOSURE SCHEDULE January 3, 2005
Section 4.1 Organization and Standing
Section 4.7 Books and Records; Financial Statements
Section 4.9 Actions
Section 4.11 Taxes
Section 4.12 Intellectual Property
Section 4.14 Employee Benefit Plans
Section 4.17 Liabilities
Section 4.20 Real Property
Section 4.23 Insurance
Section 53 Covenants of Antin and the Stockholders
SCHEDULE 2.1
OFFICERS' CERTIFICATE January 3, 2005
OFFICERS' CERTIFICATE January 3, 2005